EX-35.15
Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075


(logo) WACHOVIA SECURITIES


1123 SERVICER'S CERTIFICATE


Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 1, 2007, by and among GE Commercial Mortgage Corporation, as Depositor, Keycorp Real Estate Capital Markets, Inc. as Servicer, Bank of America, National Association, as Servicer, LNR Partners, Inc., as Special Servicer, and Wells Fargo Bank, National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-C1 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.09 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance and Third Party Oversight, do hereby certify that:

1. A review of the activities of the additional servicer (sub-servicer), during the period from May 1, 2007 to December 31, 2007, and of its performance, per the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, the additional servicer (sub-servicer), has fulfilled all of its obligations under this Agreement in all material respects throughout the period May 1, 2007, through December 31, 2007;

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.


/s/ Timothy S. Ryan
Timothy S. Ryan, Managing Director
Wachovia Bank National Association

/s/ Marilyn Addison
Marilyn Addison, Director
Wachovia Bank National Association